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                                                                   EXHIBIT (4)-2


                          CAREMARK INTERNATIONAL INC.
               1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Purpose and Effective Date. The purpose of this Caremark International Inc. 1992 Stock Option Plan for Non-Employee Directors (the "Plan") is to increase stockholder value and to advance the interests of Caremark International Inc. ("Caremark") by strengthening its ability to attract and retain the services of experienced and knowledgeable directors and by causing each non-employee director to acquire an equity interest in Caremark by substituting stock options for all or a portion of the cash retainer otherwise payable to the director. The Plan shall be effective as of November 30, 1992, the date on which Baxter International Inc. distributes the outstanding shares of Caremark common stock ("Common Stock") to its shareholders (the "Distribution Date").

     2. Administration. The Plan shall be administered by the Compensation Committee of the Caremark Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee shall have the authority to manage and control the operation of the Plan, interpret the provisions of the Plan, and prescribe, amend, and rescind rules and regulations relating to the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding on Caremark and all other persons.

     3. Participation. Each director of Caremark who is not an employee of Caremark or any of its subsidiaries (an "Eligible Director") shall participate in the Plan.

     4. Shares Subject to the Plan. The number of shares of Common Stock subject to the options granted under the Plan in any year shall be determined in accordance with the formulae set forth in paragraphs 5 and 6 below. To the extent provided by resolution of the Board of Directors, shares of Common Stock issued pursuant to the exercise of any such stock option shall be uncertificated. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of Common Stock which are or may be subject to options under the Plan and the terms of any outstanding options (including the price at which shares of Common Stock may be issued pursuant to an outstanding option) shall be adjusted by the Committee.

     5. Automatic Stock Options. In lieu of one-third of the retainer otherwise payable in cash by Caremark to an Eligible Director, such director shall receive stock options in accordance with the provisions of this paragraph
5. A stock option shall be granted to an Eligible Director on the director's "Initial Grant
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Date" which shall be the first date on which the director becomes an Eligible
Director or, if later, the tenth trading day after the distribution of Common Stock. Additional stock options shall be granted to Eligible Directors on "Subsequent Grant Dates" of May 1, 1998 and every five years thereafter. The number of shares subject to each stock option granted under this paragraph 5 shall be determined as follows:

     (a) The amount of the cash retainer that would be foregone by an Eligible Director for the period beginning on the grant date and ending on the next Subsequent Grant Date. Such amount shall be determined by multiplying (i) one-third of the director's annual cash retainer (including committee fees but not meeting fees) on the date of grant by (ii) a fraction, the numerator of which is the number of months between such grant date and the next Subsequent Grant Date, and the denominator of which is 12. An Eligible Director's annual cash retainer shall be determined for purposes of this paragraph (a) prior to giving effect to the terms of this Plan or any deferred compensation plan or agreement applicable to the director.

     (b) The amount determined under paragraph (a) above shall be multiplied by three to determine the aggregate exercise price of the stock option.

     (c) The amount determined under paragraph (b) above shall be divided by the exercise price per share (determined under paragraph 7(a) below) and rounded to the next highest multiple of 100 to determine the number of shares of Common Stock which are subject to the stock option.

Eligible Directors shall receive the foregoing stock options regardless of the length of their terms of office on the dates on which the options are granted. Except as provided in paragraph 7 below with respect to the exercisability of an option, no adjustment shall be made to an option to reflect either a termination of service as a director or a change in the Eligible Director's annual retainer after the date as of which the option is granted. If an Eligible Director becomes entitled to an increased annual retainer during the term of an option, such additional amount shall be paid in cash without reduction under this paragraph 5 until the next date on which the director is granted a stock option under this paragraph.

     6. Elective Stock Options. In addition to the stock options granted in lieu of one-third of an Eligible Director's retainer under paragraph 5 above, an Eligible Director may elect to receive stock options under this paragraph 6 (on the same dates as the options granted under paragraph 5) in lieu of all or


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a portion of the balance of the director's cash retainer.  Each election under this paragraph 6 shall be in writing filed with the Secretary of Caremark; shall designate a portion, not in excess of two-thirds, of the Eligible Director's cash retainer to which the election shall apply; shall be irrevocable; and, except for the election made with respect to an Eligible Director's Initial Grant Date (which may be made at any time on or before the tenth trading day after the distribution of Common Stock), shall be made at least six months prior to the date as of which it is to become effective. An Eligible Director who makes an election under this paragraph 6 shall be granted a stock option on the date as of which the corresponding option is granted under paragraph 5 above.
No option shall be granted if the director ceases to be an Eligible director after the date of the director's election but prior to the date as of which the option is granted. The number of shares subject to each option under this paragraph 6 shall be determined in accordance with paragraphs 5(a) through 5(c) above, except that the portion of the Eligible Director's cash retainer designated in the applicable election under this paragraph 6 shall be substituted for the one-third portion set forth in clause 5(a)(i).

     7. Option Terms. Each option granted under the Plan shall be subject to the following terms and conditions:

     (a) In the case of a stock option granted as of the tenth trading day after the distribution of Common Stock, the exercise price per share of Common Stock shall be equal to the greater of par value or the average of the Fair Market Value (as defined in paragraph 9 below) of a share of Common Stock for each of the first ten trading days after the distribution of Common Stock. In the case of a stock option granted thereafter, the exercise price per share of Common Stock shall be equal to the greater of par value or the Fair Market Value of a share of Common Stock on the date as of which the option is granted.

     (b) Except as otherwise provided by the provisions of paragraph 7(c), 7(d) or 8 below, the option shall become exercisable on a cumulative basis in annual 20% increments, commencing on the May 1 following the date of grant.

     (c) If the director to whom the option is granted ceases to be a director for any reason other than death or disability prior to the date on which the option becomes fully exercisable in accordance with paragraph (b) above, the number of shares with respect to which the option shall be exercisable on a cumulative basis shall be the greater of the number, rounded to the



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          nearest integer, determined under paragraph (b) above, or the product, rounded to the nearest integer, obtained by multiplying the number of shares originally subject to the option by a fraction, the numerator of which is the number of months elapsed since the date of grant and the denominator of which is the number of months between the date of grant and the next Subsequent Grant Date. The balance of the stock option shall immediately terminate and cease to be outstanding.

     (d) If the director to whom the option is granted ceases to be a director by reason of death or disability, the stock option shall become immediately exercisable in full.

     (e) An option shall terminate and cease to be outstanding as of the earlier of ten years and one day after the date as of which it is granted or one year after the date on which the director ceases to be a director of Caremark for any reason.

     (f) An option may be exercised, in whole or in part, by giving written notice to the Secretary of Caremark prior to the date on which the option terminates. Such notice shall specify the number of whole shares of Common Stock to be purchased and shall be accompanied by payment in full of the option price for such shares by cash, check or bank draft. An option shall not be exercisable with respect to fractional shares.

     8. Immediate Acceleration of Options. Notwithstanding any provision in this Plan to the contrary, all outstanding stock options granted under the Plan will become exercisable immediately if a Change in Control occurs. For purposes of this Plan, a "Change in Control" shall have occurred if:

     (a) any "Person", as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Caremark, any corporation owned, directly or indirectly, by the stockholders of Caremark in substantially the same proportions as their ownership of stock of Caremark, and any trustee or other fiduciary holding securities under an employee benefit plan of Caremark or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Caremark representing 15% or more of the combined voting power of Caremark's then outstanding securities having the right to vote for the election of directors;


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     (b)  during any 24 month period, individuals who at the beginning of such period constitute the board of directors of Caremark, and any new director (other than a director designated by a Person who has entered into an agreement with Caremark to effect a transaction described in paragraph (a), (c) or (d) of this paragraph 8) whose election by the board or nomination for election by Caremark's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     (c) the stockholders of Caremark approve a merger or consolidation of Caremark with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Caremark outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Caremark or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Caremark (or similar transaction) in which no Person acquires more than 15% of Caremark's then outstanding securities having the right to vote for the election of directors; or

     (d) the stockholders of Caremark approve a plan of complete liquidation of Caremark or an agreement for the sale or disposition by Caremark of all or substantially all of Caremark's assets (or any transaction having a similar effect).

     9. Definition of Fair Market Value. The "Fair Market Value" of a share of Common Stock, as of any date, shall be equal to the closing sale price of a share of Common Stock as reported on the National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (the "Composite Tape") on the applicable date or, if no sales of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date the Common Stock was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable).


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      10.   Non-transferability of Options.  No option granted under the Plan may be transferred, pledged or assigned by the holder thereof (except, in the event of a director's death, by will or the laws of descent and distribution), and Caremark shall not be required to recognize any attempted assignment of such rights by any person. During a director's lifetime, options may be exercised only by him or by his guardian or legal representative.

      11.   Compliance with Applicable Law.

      (a) Notwithstanding any other provision of the Plan, Caremark shall have no obligation to issue any shares of Common Stock under the Plan if such issuance would violate an applicable law or the applicable regulations or requirements of any securities exchanges or similar entities.

      (b) Prior to the issuance of any shares of Common Stock under the Plan, Caremark may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration requirements of Securities Act of 1933.

      (c) The Committee may, at any time, add such conditions and limitations to any grant that it deems necessary or desirable to comply with the requirements of Rule 16b-3.

      (d) If at any time, Caremark, in its sole discretion, determines that the listing, registration or qualification (or any updating of any such document) of any option grant, or the shares of Common Stock issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval or any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any option grant, the issuance of shares of Common Stock pursuant to any grant, such option shall not be granted and the shares of Common Stock shall not be issued, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Caremark.

      12. Treatment as a Stockholder. Any option grant to an Eligible Director under the Plan shall not create any rights in

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such director as a stockholder of Caremark until shares of Common Stock are registered in the name of the director.

      13. Amendment and Termination. The Plan may be amended or terminated at any time by the Caremark Board of Directors; provided, however, that the provisions of the Plan relating to the timing and amount of options, the option price and the exercise terms shall not be amended more than once every six months and, provided further, that no amendment shall be adopted without shareholder approval which would cause the Plan to cease to meet the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.


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